Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS PROFITABLE SECOND QUARTER 2014 RESULTS

Double Digit Revenue Growth Trend Persists for Eleventh Consecutive Quarter

LIVINGSTON, NJ – (Marketwired) – August 14, 2014 – SilverSun Technologies, Inc. (OTCBB/OTCQB: SSNT), a national provider of transformational business technology solutions and services, today announced its second quarter results for the three and six months ended June 30, 2014.

Financial Highlights for Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2013:

• Revenues increased to $5,254,492, rising 36% from $3,870,598.

• Software sales climbed 79% to $946,803 from $528,368.

• Services revenues totaled $4,308,139, increasing 29% from $3,342,230.

• Income from operations rose to $132,729 from income from operations of $77,339, an increase of 72%.

• Net income was $59,890, or $0.00 earnings per basic and diluted share, compared to net income of $62,185, or 0.00 earnings per basic and diluted share.

Financial Highlights for the Six Months Ended June 30, 2014 Compared to the Six Months Ended June 30, 2013:

• Total revenues rose 29% to $10,179,567 from $7,915,137.

• Software sales were $1,556,773, up 25% from $1,244,628.

• Services revenues increased 29% to $8,622,799 from $6,670,509.

• Income from operations rose to $334,371, up 60% from $208,979.

• Net income totaled $180,631, or $0.00 per basic and diluted share, rising from net income of $177,715, or $0.00 loss per basic and diluted share.

• The Company generated $306,491 in net cash from operations, which compared to cash generated of $286,880 in its operations in the prior year.

• During the first six months of 2014, the outstanding balance of the Company’s revolving bank line of credit was $0, bringing the total amount available under the line at June 30, 2014 to $750,000.

• As of June 30, 2014, the Company had $938,541 in cash and cash equivalents; $1,785,932 in accounts receivable; long term debt of $330,237; and total stockholders’ deficit of $117,638.

Operational Highlights for the Six Months Ended June 30, 2013

•  Sales of the Company’s proprietary, cloud-based business management solutions created specifically for the U.S. craft brewery and distribution industry have continued to increase since its introduction to market in early 2012; and the number of new sales prospects continues to climb.

•  In association with the Company’s national expansion strategy, SWK Technologies, Inc., SilverSun’s principal operating subsidiary, acquired  ESC Software, a leading Arizona-based reseller of Sage Software and Acumatica applications. The deal will add more than $1,700,000 in annual revenue and will be immediately accretive to SilverSun’s earnings. The acquisition, which cost $350,000, will be paid out over a five year term.

•  The Company has continued to grow its Sage ERP X3 practice, booking several major orders during the period.

Management further reported that it is currently managing record volume of new business opportunities in its sales pipeline.

Mark  Meller,  Chairman  and  CEO  of  S ilverSun,  stated,  “We  are  very  pleased  to  report  a  very  strong  quarter reflecting notable sales and earnings growth.   In fact, this marks our eleventh consecutive quarter of double -digit revenue increases and puts us firmly on pace to exceed a record $23+ million in total revenues for the full year.  We are especially pleased with our efforts to grow monthly recurring revenues stemming from our expanding line of proprietary managed services offerings .    The results clearly demonstrate and validate that our business growth strategies are indeed working and that we are building meaningful momentum in enhancing our Company’s long term value for our many trusted stakeholders.  Our focus in the coming months will be to increase our operating margins by rationalizing our expenses with our current level of sales.”

For more details on SilverSun’s first quarter results, please refer to the Company’s 10-Q filed today with the U.S. Securities Exchange Commission and accessible at  www.sec.gov.

About SilverSun Technologies, Inc.

Headquartered in Livingston, New Jersey, SilverSun Technologies is involved in the acquisition and build-out of technology and software companies engaged in providing best of breed management applications and professional consulting services to  small  and  medium  size  businesses  (SMBs)  in  the  manufacturing,  distribution  and  service  industries.   Serving  as SilverSun’s principal operating subsidiary, SWK Technologies, Inc. employs national direct and channel sales teams, and a consulting  team,  all  of  which  serve  a  growing  customer  base  spanning  the  United  States  and  Canada.   For  more information, please visit www.silversuntech.com, www.swktech.com or www.mapadoc.com.

Forward-Looking Statements

This  press  release may contain forward -looking statements, including information about management's view  of  SilverSun Technologies’ future  expectations, plans  and  prospects .    In  particular, when  used  in  the  preceding discussion, the  words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to ident ify forward-looking statements.  Any statements made in this new s release other than those of historical fact, about an action, event or development, are forward -looking statements.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of SilverSun Technologies, its subsidiaries and concepts to be materially different than those expressed or implied in such statements.   Unknown or unpredictable factors also could have material adverse effects on SilverSun Technologies’ future results.  The forward -looking statements included in this press release are made only as of the date hereof.  SilverSun Technologies cannot guarantee future results, levels of activity, performance or achievements. Accordingly,  you  should  not  place  undue  reliance  on  these  forward -looking  statements.    Finally,  SilverSun  Technologies undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not pa id for by SilverSun Technologies.